SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 8, 2006 (December 4, 2006)

MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

New York	0-30183	13-4025362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8/F East Area Century Golden Resources Business Center 69 Banjing Road Haidian District Beijing, People’s Republic of China 100089
Address of Principal Executive Offices Zip Code

+86-10-884-52568
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation of Officer.

On December 4, 2006, Mr. Chang-de Li resigned as Chief Financial Officer of Minghua Group International Holdings Limited (the “Company”), effective immediately. There was no disagreement between Mr. Chang-de Li and the Company at the time of his resignation.

Appointment of Officer.

On December 4, 2006, the Board of Directors appointed Mr. Xin-min Pan to serve as the Company’s Chief Financial Officer, effective immediately.

Xin-min Pan, age 61, became the Company’s Chief Financial Officer on December 4, 2006. Prior to his appointment, Mr. Pan has worked as an accountant with the Company since October 2006. Before joining the Company Mr. Pan served as the General Accountant for ZhongFang Investment Holding Ltd. from March 2006 to October 2006, as the Chief Financial Officer of the Beijing JinLang Hotel from January 2002 to March 2006, as the Chief Financial Officer of the Beijing Happy Holiday Hotel from January 2001 to January 2002, and as Chief Accountant and Chair of the Financing Department of North China Jinghai Industry Corporation, from November 1990 to January 2001.

The Company and Mr. Pan have entered into an employment agreement which will expire on October 8, 2008. Pursuant to the terms of the employment agreement, Mr. Pan will receive a monthly salary of RMB 6000 (approximately $759) as compensation for serving as the Chief Financial Officer of the Company. Mr. Pan will devote 100% of his business time to the affairs of the Company.

There is no family relationship between Mr. Pan and any director or executive officer of the Company and there are no transactions between Mr. Pan and the Company that would require disclosure under Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED

Date: December 8, 2006	By:	/s/ Jie Chen
Jie Chen
Chief Executive Officer